UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

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HAWAIIAN HOLDINGS INC

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The following is an article discussing the pending acquisition (the “Transaction”) of Hawaiian Holdings, Inc. (“Hawaiian Holdings”) by Alaska Air Group, Inc. (“Alaska”) posted to the Transaction website on December 26, 2023.

Alaska-Hawaiian Airlines merger explained: Cheaper fares, better points, DOJ hurdle

Bay Area travelers to Hawaii and Pacific regions could see cheaper fares.

By Olivia Harden Dec 6, 2023

On Dec. 3, Alaska Airlines and Hawaiian Airlines announced a merger that could begin in the next 12 to 18 months.

Alaska Airlines plans to purchase Hawaiian Airlines for $18 per share, totaling $1.9 billion, including $900 million worth of debt. The airlines promise their distinct branding would remain and the combination would enlarge Alaska, already the fifth-largest airline in the country.

The merger must first face the Biden administration, which has recently scrutinized similar airline consolidations. The combined airline would be based in Washington, where Alaska’s primary hub is Seattle-Tacoma International Airport.

How the Alaska-Hawaiian merger started

The acquisition had been in the works for “several months,” a spokesperson at Alaska Airlines told SFGATE. However, airline industry analysts have promoted the merger for years. A 2019 report from the analytic firm Visual Approach made the case for a strategic merger between the airlines.

The report noted that Alaska was saddled with “limited organic growth options” for competing with other major airlines.

By gaining Hawaiian, Alaska could better compete with Southwest Airlines for West Coast and Hawaii service. The merger would also provide Alaska with a fresh fleet of widebody aircraft for long-haul routes.

Concerns over fair competition in the airline industry

The merger requires a blessing from the Justice Department, an uphill battle with the current administration.

In recent years, the DOJ successfully stopped a “partnership” between JetBlue and American Airlines — a federal judge argued that it was “anti-competitive” — and is currently citing antitrust laws to block a proposed merger between JetBlue and Spirit. As of this week, a federal judge in Boston was deciding whether to allow the deal to proceed if JetBlue divests more of its assets.

“The Biden administration has proven to be anti-consolidation across various markets and industries, including airlines,” wrote the Points Guy.

What does an Alaska-Hawaiian merger mean for fares?

One of Hawaiian Airlines’ major competitors is Southwest Airlines, the second-largest airline in the U.S.

The islands were forever altered when Southwest Airlines began flying routes to Hawaii from the West Coast four years ago. The airline single-handedly increased tourism by providing low-cost access to the islands.

Industry insiders are predicting healthy competition with Southwest’s low fares if the Alaska-Hawaiian merger prevails. Aviation analyst Peter Forman told Hawaii News Now that travelers could benefit from repeated fare reductions.

“Now with the financial backing of Alaska Air Group, it’s no longer one big airline and a small airline,” Forman said about competing with Southwest. “It’s two big airlines against each other, so it’s a much more even playing field now.”

The acquisition also means that the two airlines could cover 138 destinations, “including non-stop service to 29 top international destinations in the Americas, Asia, Australia and the South Pacific,” according to the news release. It would also triple the number of nonstop or one-stop flights Hawaiian Airlines could make from the islands.

“Consumers will benefit from greater choice between Alaska’s high-value, low-fare options and Hawaiian’s international and long-haul products,” Hawaiian Airlines spokesperson Alex Da Silva told SFGATE in an email. “This transaction is all about bringing together complementary domestic, international and cargo networks to enhance competition and expand choice for consumers on the West Coast and throughout the Hawaiian Islands.”

What about frequent flier points?

By merging with Alaska, Hawaiian Airlines would earn its place in the Oneworld Alliance. Currently, Hawaiian has specific deals with airlines like Japan Airlines, JetBlue, Korean Air, Virgin Atlantic and Virgin Australia. But if it becomes a part of the Oneworld Alliance, frequent Hawaiian fliers’ points will go a lot further between 15 other airlines, both domestic and international.

Under a single loyalty program, HawaiianMiles would become more valuable because travelers would have many more ways to redeem them. Elite members would have their status matched in the new program while accessing Oneworld Alliance perks.

For Alaska loyalty travelers, the merger would mean more access to mileage-earning and perks for Hawaiian flights. “All existing points and status will transfer to a shared loyalty program, and miles earned with Hawaiian Airlines will not expire and will retain their value,” Da Silva said.

Headwinds for Hawaiian Airlines

Hawaiian Airlines has been going through a rough patch. It lost its spot early this year as the top airline for being on time after holding the title for nearly two decades. It dropped to No. 5, partially due to a significant runway project at Daniel K. Inouye International Airport in Honolulu. Hawaiian also suffered from an internet outage that delayed passengers. In response, the airline’s CEO personally apologized to its customers. The company expected to end the year at a loss, according to Reuters.

Hawaiian Airlines employs about 7,400 people, most based in Hawaii and some 5,800 on Oahu, Da Silva said, which could conflict with Alaska Airlines’ headquarters in Seattle. Hawaii will have a “regional headquarters” for the carrier.

“In addition to Alaska’s commitment to maintain and grow union-represented jobs in Hawaii, including preserving pilot, flight attendant, maintenance bases in Honolulu and our airport operations and cargo throughout the state, there will be opportunities for non-union employees to continue with the combined company,” Da Silva said.

As for whether Hawaiian Airlines will keep the meal service that’s included with the flight, Da Silva said it’s simply too soon to tell.

***

This article was published on www.sfgate.com on December 6, 2023. Neither Hawaiian Holdings nor Alaska has sought or obtained permission from the publisher, Hearst Communications, Inc., or the author, Oliva Harden, to reprint and distribute this article.

Additional Information and Where to Find It

Hawaiian Holdings, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Transaction. Hawaiian Holdings plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction.

Daniel W. Akins, Wendy A. Beck, Earl E. Fry, Lawrence S. Hershfield, C. Jayne Hrdlicka, Peter R. Ingram, Michael E. McNamara, Crystal K. Rose, Mark D. Schneider, Craig E. Vosburg, Duane E. Woerth and Richard N. Zwern, all of whom are members of Hawaiian Holdings’ board of directors, and Shannon L. Okinaka, Hawaiian Holdings’ chief financial officer, are participants in Hawaiian Holdings’ solicitation. None of such participants owns in excess of one percent of Hawaiian Holdings’ common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Please refer to the information relating to the foregoing (other than for Messrs. Akins and Woerth) under the caption “Security Ownership of Certain Beneficial Owners and Management” in Hawaiian Holdings’ definitive proxy statement for its 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 5, 2023 and is available at

https://www.sec.gov/ix?doc=/Archives/edgar/data/1172222/000117222223000022/ha-20230405.htm#i2d8a68908cc64c37bbeca80e509abb72_31. Since the filing of the 2023 Proxy Statement, (a) each director (other than Mr. Ingram) received a grant of 13,990 restricted stock units that will vest upon the earlier of (i) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (ii) a change in control of Hawaiian Holdings; (b) Mr. Ingram received a grant of 163,755 restricted stock units; and (c) Ms. Okinaka received a grant of 57,314 restricted stock units. In the Transaction, equity awards held by Mr. Ingram and Ms. Okinaka will be treated in accordance with their respective severance and change in control agreements. As of December 1, 2023, Mr. Ingram beneficially owns 340,964 shares and Ms. Okinaka beneficially owns 86,903 shares. The 2023 proxy statement, under the caption “Executive Compensation—Potential Payments Upon Termination or Change in Control,” contains certain illustrative information on the payments that may be owed to Mr. Ingram and Ms. Okinaka in a change of control of Hawaiian Holdings. As of December 1, 2023, (a) Mr. Woerth beneficially owns 37,389 shares and (b) Mr. Akins beneficially owns no shares. Mr. Akins received a grant of 13,990 restricted stock units that will vest upon the earlier of (a) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (b) a change of control.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Hawaiian Holdings will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HAWAIIAN HOLDINGS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Hawaiian Holdings’ definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction will also be available, free of charge, at Hawaiian Holdings’ investor relations website (https://newsroom.hawaiianairlines.com/investor-relations), or by writing to Hawaiian Holdings, Inc., Attention: Investor Relations, P.O. Box 30008, Honolulu, HI 96820.